Exhibit 10.19

New Delphi 1, LLC

October 2, 2009

James A Spencer

VP & PRESIDENT DELPHI ELECTRICAL / ELECTRONIC ARCHITECTURE

Electrical/Electronic Architecture - Streetsboro, OH

Dear James:

We are pleased to offer you employment with New Delphi 1, LLC (“Delphi U.S.”), a wholly owned subsidiary of Delphi Holdings LLP, a limited liability partnership incorporated under the laws of England and Wales (“New Delphi”). If you agree by countersigning this letter, you will become an executive of Delphi U.S. upon the effective date of the Master Disposition Agreement (“MDA”), currently anticipated for the first week of October 2009.

We hope you will accept our offer. We developed our combination of base pay, cash incentive pay, long-term incentive, and benefits to offer compensation that we believe provide substantially similar or better overall economic benefits to what you have had during the bankruptcy. As with executive compensation throughout our industry, your actual compensation will depend on New Delphi’s success as a company and your individual contribution to that success.

Because Delphi U.S. is a newly formed company, you will be a new employee of a newly formed company. Any obligations from your service to Delphi Corporation (“Old Delphi”) will not be assumed by New Delphi or Delphi U.S., each of which is a separate company. However, your length of service with Old Delphi applies for purposes of eligibility for certain policies and benefits. The following summarizes the initial terms of your employment:

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Base Salary: Your base salary will initially be $549,000.00 annually and will be increased, effective November 1, 2009 by half of the car allowance you are currently eligible to receive from Old Delphi (as described below). As of November 1, 2009, your new base salary will be $560,100.00 annually.

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Target Annual Incentive: For the 2010 calendar year, your target annual incentive compensation will be $659,000.00. This target annual incentive compensation is an increase of $20,000 above your salaried incentive target at Old Delphi. This increase will offset certain benefits that will not be offered. It also has been increased to equal the base pay reductions you accepted during Old Delphi’s bankruptcy. What you actually receive will, of course, be subject to the performance of New Delphi relative to the performance targets established by New Delphi’s Board of Managers (the “Board”), as well as your individual performance. The Board has the ability to modify the program in consultation with Delphi U.S. management.

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LTIP: New Delphi will implement a Long-Term Incentive Program. The grants under that program will be the responsibility of the Board. As with other long-term incentive programs, awards under the program and the value of those awards will depend on the

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success of New Delphi as a company and upon achieving a meaningful increase in the value of New Delphi, as well as other potential factors such as the occurrence of an IPO or other liquidity event for shareholders. Investors of New Delphi who have the right to designate a majority of the members of the Board will recommend that all Delphi U.S. executives be eligible to participate and that an award pool with a total potential value of $135,000,000 be available for grant over the first three years of the program, contingent on New Delphi’s success and the targets and conditions contained in the program. This will be a priority of New Delphi.

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Severance: Under the New Delphi 1, LLC Separation Allowance Plan (SAP), should you be separated from Delphi U.S., and subject to the election described below, you will be eligible to receive the same severance pay, if any, as you would have received from Old Delphi in accordance with the terms of Old Delphi’s Separation Allowance Plan, as in effect on May 1, 2009. We note that, like the Old Delphi plan, severance pay will not be payable in the event you are terminated due to a “Discharge” (as defined in the SAP) or if you quit. The Board will set severance policy and may amend the SAP after two years.

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Frozen SERP Benefit: Under the New Delphi 1, LLC Supplemental Executive Retirement Program (SERP) which is, and will continue to be, frozen, you will be eligible to receive a benefit amount based on the benefit that would have been payable pursuant to the terms of Old Delphi’s Supplemental Executive Retirement Plan but modified in two ways: (a) the benefit under the Old Delphi plan will be calculated based on earnings and service up to December 31, 2006, and (b) an additional 10% reduction of such frozen benefit amount will apply. In order to receive the SERP benefit, you must remain employed by Delphi U.S. for at least two (2) years following your employment commencement date with Delphi U.S. This requirement will not apply if (1) your employment is terminated by Delphi U.S., not you, and for reasons other than “Cause,” as defined in the SERP, (2) you die or (3) you reach age 60.

In the event you are separated from employment from Delphi U.S., you have the option to receive either the SAP Benefit or the SERP Benefit, but not both. You must make your one-time election simultaneously with your execution and delivery of this offer letter by selecting either “SAP Benefit” or “SERP Benefit” in the space provided below. This election will only apply if you are separated by Delphi U.S. For example, if you elect the severance but are never separated, you will still be eligible for SERP benefits at the time of your retirement or death. You will receive separate information involving estimated amounts of your SAP and frozen SERP to assist you in making an election.

Notwithstanding anything else in this offer letter to the contrary, in the event that you have already signed a release of claims against Old Delphi, your prior election to receive severance under such release of claims shall be binding and you shall not be entitled to a new election hereunder. Delphi U.S. hereby agrees to pay any amounts payable to you pursuant to such release of claims in accordance with its terms, subject to your continued compliance with the terms of such release of claims.

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Temporary Lay Offs (TLO): In 2010, consistent with current policy, you will be required to take at least two (2) weeks of TLO per quarter until New Delphi is globally cash flow positive. These weeks will be paid at 50% of your base salary (the same policy as was in effect at Old Delphi).

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Car Allowance: Delphi U.S. is not offering a car stipend. Instead, an amount equal to 50% of the monthly car stipend that you were eligible to receive from Old Delphi will be rolled into your base salary, effective November 1, 2009. The amount of the monthly car stipend that is rolled into your base salary will not count toward your SAP benefit.

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Qualified Retirement Plan - 401(k): Delphi U.S. will assume the Old Delphi 401(k) plan, and you will retain your 401(k) account. Delphi U.S. currently intends to make contributions to your 401(k) account equal to 4% of your base salary, assuming eligibility. Once New Delphi has been globally cash flow positive for each of three consecutive months, Delphi U.S. intends to make profit sharing matching contributions equal to 50% of your contributions, up to a maximum of 3.5%. Thus if you contribute 7%, Delphi U.S. would match this with a 3.5% contribution. Of course, Delphi U.S.’s decision to make any contribution or match is subject to the availability of Delphi U.S.’s earnings and cash to contribute to this plan, as determined by the Board.

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Nonqualified 401(k): Delphi U.S. will adopt the New Delphi 1, LLC Salaried Retirement Equalization Savings Program (the “SRESP”), a non-qualified defined contribution plan that operates in a manner similar to a 401(k) plan with respect to compensation above the IRS annual compensation limit. Delphi U.S. currently intends to make contributions to your 401(k) account equal to 4% of your base salary, assuming eligibility. As with the qualified 401(k) plan, once New Delphi is globally cash flow positive for each of three consecutive months, Delphi U.S. intends also to match 50% of your contributions on the same basis up to a maximum of 3.5%. Similarly, the decision to make any matching contributions is subject to the availability of Delphi U.S.’s earnings and cash to contribute to this plan, as determined by the Board.

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Health Care: Your group health insurance policy at Delphi U.S. will initially offer the same benefits and provisions as were provided by Old Delphi. Employee contribution costs, including co-pays and deductibles, are expected to increase in 2010. The specific impact upon eligible employees will be determined based in part upon you and your dependent’s eligibility for certain healthy behavior factors that will impact the amount of your monthly premium. Also, beginning in January, 2010, if your spouse has coverage from another source, your spouse will be covered by that source rather than by Delphi U.S. These changes should become effective January 1, 2010, with the details to be provided in the benefit options enrollment package which you will receive later this year.

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Life Insurance: Delphi U.S. intends to provide you with a term-life insurance policy with a face amount equal to 1.5 times your base salary. The premiums for this policy will be paid by Delphi U.S. while you remain employed by Delphi U.S.

•	Holidays: You will initially be entitled to 9 standard holidays and 2 floating holidays. In 2010, Delphi U.S.’s holidays will be:

New Years Day	Labor Day	Christmas Eve Day
Memorial Day	Thanksgiving	Christmas Day
Independence Day	Day after Thanksgiving	New Years Eve Day

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Vacation Schedule: In accordance with Delphi U.S.’s vacation policy, vacation days will be based upon length of service, in the table shown below, but will cap at 20 days for employees with more than 15 years of service.

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Years of Service	Days Vacation
1 but less than 3	10 days
3 but less than 5	12.5 days
5 but less than 10	15 days
10 but less than 15	17.5 days
15 or more	20 days

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Designated Time Off Days: In addition to vacation, you will accrue additional paid days off based upon length of service up to a maximum of 5 days per year, as shown below. These days are generally expected to be used for personal appointments, individual sick days, funerals, etc.

Years of Service	DTO Days
1 but less than 3	2 days
3 but less than 10	3 days
10 but less than 20	4 days
20 or more	5 days

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Short- and Long-Term Disability: You will be eligible to participate in Delphi U.S.’s short- and long-term disability plans on the same basis as similarly situated employees. The short-term program generally provide for a total of 26 weeks, with the first week at 100% of base pay and the remaining 25 weeks at 60% of base pay. The long-term program will provide for 40% of your pay for any illness that extends beyond the short-term sickness and accident leave. You will be able to purchase coverage for up to an additional 20% of pay.

By signing this letter, you acknowledge and agree that the terms of your employment and all policies, practices and procedures of Delphi U.S. are subject to change at the discretion of Delphi U.S. from time to time, except as specifically provided herein with respect to Delphi U.S.’s SERP and severance obligations.

THIS OFFER LETTER IS CONDITIONED UPON YOU CONTRACTUALLY WAIVING AND RELEASING ALL PRE-EXISTING CLAIMS. BY SIGNING THIS LETTER, YOU UNDERSTAND AND AGREE THAT YOU ARE WAIVING AND RELEASING ALL PRE-EXISTING CLAIMS THAT YOU HAD OR MAY HAVE AGAINST OLD DELPHI, NEW DELPHI OR ANY OF THEIR RESPECTIVE AFFILIATES AND SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, THOSE ARISING FROM ANY PRE-EXISTING EMPLOYMENT, CHANGE IN CONTROL OR OTHER EMPLOYMENT-RELATED AGREEMENTS AND ANY BENEFITS PAYABLE UNDER PRE-EXISTING COMPENSATION AND BENEFITS ARRANGEMENTS, EXCEPT AS SPECIFICALLY PROVIDED HEREIN.

To help you better understand the compensation, policy and benefit program, you may find Delphi U.S.’s policies on my.delphi.com.

You may wish to consult with your HR department or with your own attorney to more fully understand the claims and rights that you will be waiving as a consequence of accepting this offer of employment.

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As you evaluate this offer there are several things to keep in mind. Delphi U.S. is a new company and as such, you will be required to complete new “on boarding” forms which are effective upon your signature of acceptance at the bottom of this letter. Additionally, please read the attached acknowledgement, which you will also need to sign and return with your acceptance. This document acknowledges Delphi U.S.’s employment policy, which is “at will” employment on a day-to-day basis. As described above, the policies which applied to Old Delphi cease to exist as of the effective date and Delphi U.S.’s policies will govern your employment going forward.

To accept the offer, you must sign both this offer letter and the attached employment acknowledgement notice and return the forms to your personnel representative or office by to your employment commencement date. Your local HR department should also be able to assist.

We are all aware of the great sacrifices Old Delphi executives have made to preserve the company, to protect its reputation and to serve Old Delphi’s customers. We recognize the toll that being simultaneously in reorganization and recession takes. Nonetheless, we believe that New Delphi can and will succeed, will restore its financial health and its honored position among its customers. New Delphi starts with great products, a good reputation, great financial resources and the opportunity that technology and a competitive industry provides. But it cannot succeed without dedicated and skilled management. There is no question that New Delphi faces challenges. We hope you will accept those challenges, accept our offer, join the New Delphi team and be a part of New Delphi’s vibrant future.

NEW DELPHI 1, LLC

/s/ David J. Miller
By: David J. Miller

By my signature below, I indicate acceptance and understanding of the terms and conditions contained herein and confirm that I have read and understand the changes in my compensation, benefits and rights as referenced herein and as made available to me for review on the Delphi U.S. website. I understand that New Delphi and Delphi U.S. may amend, modify or terminate their respective benefit plans and programs at any time, except as specifically provided herein with respect to Delphi U.S.’s SERP and severance obligations.

Additionally, by my signature below, I hereby waive and release all pre-existing claims that I had or may have against Delphi Corporation, Delphi Holdings LLP, New Delphi 1, LLC and each of their respective affiliates, including, without limitation, those arising from any pre-existing employment, change in control or other employment-related agreements, except as otherwise specifically provided herein. Furthermore, I indicate that I am voluntarily waiving and releasing all pre-existing claims against Delphi Corporation, Delphi Holdings LLP, New Delphi 1, LLC and each of their respective affiliates, except as otherwise specifically provided herein, and I confirm that I have read and understand the consequences of such waiver and release.

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In accordance with the terms of this offer letter, I hereby irrevocably elect to receive the following payment in the event of my eligible termination of employment with Delphi U.S. (select one):

SAP Benefit __

SERP Benefit __

/s/James A Spencer James A Spencer	Date: October 2, 2009

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